Exhibit 21.1

List of Subsidiaries of Forum Energy Technologies, Inc.

Name	Jurisdiction
ABZ Peru	Peru
AMC Engineering Ltd.	United Kingdom
AMC Global Engineering Ltd.	United Kingdom
AMC Global Group Ltd	United Kingdom
Dynacon, Inc.	Texas
FET Global Finance Limited	Ireland
FET Global Holdings Limited	United Kingdom
FET Holdings LLC	Delaware
Forum Australia Pty. Ltd.	Australia
Forum Canada ULC	Canada
Forum Energia, Tecnologia, Equipamentos, e Servicos Ltda.	Brazil
Forum Energy Asia Pacific Pte. Ltd.	Singapore
Forum Energy Services, Inc.	Delaware
Forum Energy Technologies (UK) Limited	United Kingdom
Forum International Holdings, Inc.	Delaware
Forum Luxembourg Limited S.a.r.l.	Luxembourg
Forum Middle East Limited	British Virgin Islands
Forum Oilfield Europe Limited	United Kingdom
Forum Oilfield Solutions de Mexico	Mexico
Forum Oilfield Technologies De Mexico S de RL	Mexico
Forum US, Inc.	Delaware
Global Flow Technologies, Inc.	Delaware
Merrimac Manufacturing, Inc.	Texas
Oilfield Bearing International Limited	United Kingdom
Perry Slingsby Systems Ltd.	United Kingdom
P-Quip Limited	United Kingdom
Pro-Tech Valve Sales	Canada
PT Subsea Services Indonesia	Indonesia
RB Pipetech Limited	United Kingdom
Specialist ROV Tooling Services, Ltd.	United Kingdom
Subsea Services International, Inc.	Delaware
Syntech Technology, Inc.	Virginia
TGH (AP) Pte. Ltd.	Singapore
TGH (US), Inc.	Delaware
Tube Tec (Tubular Protection Services) Limited	United Kingdom
UK Project Support Ltd.	United Kingdom
Wireline Solutions, L.L.C.	Texas
Z Resources, Inc.	Texas
Z Explorations, Inc.	Texas
Zy-Tech de Venezuela S.A.	Venezuela

Zy-Tech Global Industries, Inc.	Delaware
Zy-Tech Valvestock Africa (PTY) Ltd.	South Africa